CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in (1) the Prospectus consitiuting part of the Registration Statement of First Washington Realty Trust, Inc. and Subsidiaries on Form S-3 (File No. 333-24017) and (2) the Registration Statements of First Washington Realty Trust, Inc. and Subsidiaries on Forms S-3 (File No. 333-24543, 333-44681, 333-66355 and 333-70837) and Forms
S-8 (File No. 333-57237 and 333-57241) of our report dated February 12, 1999, on our audit of the combined Statement of Revenues and Certain Expenses for the Acquired Properties (as defined in footnote No. 1 to this statement) for the year ended December 31, 1997, which appears on page F-2 of this Form 8-K.

PricewaterhouseCoopers LLP


Washington, DC
March 10, 1999